EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SYNNEX Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-111799, 333-158571, 333-191442, and 333-201755) on Form S-8 and the registration statement (No. 333-226708) on Form S-4 of SYNNEX Corporation of our reports dated January 28, 2019, with respect to the consolidated balance sheets of SYNNEX Corporation and its subsidiaries as of November 30, 2018 and 2017, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended November 30, 2018, and the related notes and the financial statement Schedule II: Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of November 30, 2018, which reports appear in the November 30, 2018 annual report on Form 10-K of SYNNEX Corporation.

Our report dated January 28, 2019, on the effectiveness of internal control over financial reporting as of November 30, 2018, contains an explanatory paragraph that states the Company acquired Convergys Corporation on October 5, 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of November 30, 2018, Convergys Corporation’s internal control over financial reporting associated with total assets of $3.2 billion (of which $2.3 billion represents goodwill and intangibles included within the scope of the assessment) and total revenues of $439.4 million included in the consolidated financial statements of the Company as of and for the year ended November 30, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Convergys Corporation.

/s/ KPMG LLP

Santa Clara, California

January 28, 2019